Exhibit 10.1

EXECUTION COPY

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

SUPPLY AGREEMENT

by and between

BRISTOL-MYERS SQUIBB COMPANY

and

THE MEDICINES COMPANY

December 11, 2012

i

ii

Schedules

Schedule 1	-	Product Information

iii

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”), dated as of December 11, 2012, is made by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“Supplier”), and THE MEDICINES COMPANY, a Delaware corporation (“Purchaser”).  Certain capitalized terms used but not defined in this Agreement shall have the meanings set forth in Article 1 of this Agreement, and all other capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Supplier and Purchaser have entered into a Master Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), pursuant to which, among other things, (i) on the Effective Date, Purchaser will be granted exclusive rights to promote, market and sell the Products in the Territory during the Collaboration Term, and Supplier will transfer or cause to be transferred to Purchaser certain assets relating to the promotion, marketing and sale of the Products in the Territory during the Collaboration Term, (ii) on the Effective Date, Supplier will grant to Purchaser an option to acquire certain rights and assets relating to the Products in the Territory, and (iii) upon exercise of the Option, Supplier will sell or cause to be sold to Purchaser the Acquired Assets, in each case upon the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, Purchaser desires to procure, and Supplier desires to supply or cause one of its Affiliates to supply to Purchaser, the Products for sale by Purchaser in the Territory during the Collaboration Term, upon the terms and subject to the conditions set forth herein; and

WHEREAS, this Agreement is the “Supply Agreement” referred to in the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01                             Definitions.  For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and for the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

“cGMP” means current good manufacturing practice as defined in all applicable Laws and guidelines, as may be amended from time to time.

“Change” means, with respect to a Product, any change that may impact the quality and/or the registration or filing of such Product, or the raw materials or production components for such Product, including but not limited to changes in the Process, primary production components, analytical specifications or methods, Product Specifications, Testing Specifications, Production Facility, equipment, storage, raw materials or components.

“Claims” has the meaning set forth in Section 11.02.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would use to accomplish a similar objective for its own benefit for a product to which such Party retains all rights, title, interest, revenue and profit, under similar circumstances exercising reasonable business judgment.

“Confidential Information” has the meaning set forth in Section 12.01.

“Control” means, with respect to any intellectual property right and a Party, the possession by such Party, whether by ownership, license or otherwise (other than pursuant to a license granted under this Agreement), of the ability to grant the right to access or use, or to grant a license or a sublicense under such intellectual property right, without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

“Defaulting Party” has the meaning set forth in Section 13.02(a).

“Dollar” and “$” mean lawful money of the United States of America.

“EXW” means Ex Works as defined by the International Chamber of Commerce (Incoterms 2010).

“Firm Order” has the meaning set forth in Section 4.01.

“Force Majeure” has the meaning set forth in Section 14.01.

“Forecast” has the meaning set forth in Section 4.01.

“Improvement” means any change, improvement, modification or development to (i) any Product; (ii) any Product Specification; (iii) any Testing Specification; and (iv) any Process.

“Indemnitee” has the meaning set forth in Section 11.05.

“Indemnitor” has the meaning set forth in Section 11.05(a).

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements or orders having the effect of law of any Governmental or Regulatory Authority.

“LIBOR” means the one-month London Interbank Offered Rate as published in the Wall Street Journal.

“Losses” has the meaning set forth in Section 11.02.

“Material Safety Data Sheet” means, with respect to a Product, the material safety data sheet provided by Purchaser describing, among other things, the properties and actual and potential hazards of such Product and used to comply with applicable Law.

“Non-Conforming Product” has the meaning set forth in Section 5.08(a).

“Non-Defaulting Party” has the meaning set forth in Section 13.02(a).

“Obsolescence Claim” means a claim received by Purchaser from Purchaser’s or its Affiliate’s Third Party customer that a Qualifying Product is being returned in the ordinary course of business solely on the basis of it being a short dated or expired Product in accordance with Purchaser’s or its Affiliate’s standard return policies and with the commercial terms with such Third Party customer.

“Party” means any of Purchaser or Supplier, and, when used in the plural, means both of Purchaser and Supplier.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental or Regulatory Authority, or any other form of legal entity not specifically listed herein.

“Purchaser” has the meaning set forth in the Preamble.

“Process” means, for each Product covered by this Agreement, the process for manufacturing, testing, packaging and labeling of such Product as is in effect on the date hereof as documented in the applicable Regulatory Approvals, as such process may be changed by Supplier or Purchaser during the Term but only in accordance with the terms hereof.

“Products” means the products listed by Product SAP Code set forth on Schedule 1 to be supplied by Supplier hereunder, which Schedule may be amended or modified pursuant to the terms and conditions herein.

“Product Intellectual Property” means any and all intellectual property, including patents, patent applications, know-how, trademarks, trade names, trade dress, and copyrights (i) owned by Purchaser, or (ii) licensed to Purchaser by a Third Party in connection with the production of the Products, including in each case all improvements, modifications or developments thereon which are made by Purchaser or such Third Party, and/or any of their respective Affiliates, agents, contractors and licensees, during the Term, to the extent such intellectual property is Controlled by Purchaser.

“Product Specifications” means, for each Product, the master batch record, all formulas, standards, requirements, quality assurance standards, applicable analytical test methodologies, processes and specifications for the production, packaging, labeling, storage, shipping and handling of such Product, as such Product Specifications are in effect on the date hereof as documented in the applicable Regulatory Approvals, and as such Product Specifications may be changed by Purchaser or Supplier during the Term but only in accordance with the terms hereof.

“Production Facility” means, with respect to each Product, Supplier’s facility and the facilities of its sub-contractors and its and their respective suppliers of such Product.

“Production Standards” has the meaning set forth in Section 5.02.

“Purchase Order” has the meaning set forth in Section 4.02(a).

“Purchase Price” means, for each Product, the purchase price per unit of Product, in Dollars, as set forth on Schedule 1.

“Qualified Cost” means (i) the amount that is actually refunded or credited to the Purchaser’s or its Affiliate’s Third Party customer under Purchaser’s or its Affiliate’s standard product return policies and with the commercial terms with such Third Party customer for the applicable Qualified Product, which amount shall be net of all discounts, rebates and other adjustments issued by Purchaser or its Affiliate or cash advances or other incentives offered by such Third Party customer, plus (ii) Purchaser’s or its Affiliate’s actual direct and out-of-pocket costs of facilitating the return and destruction of the applicable Qualified Products.

“Qualifying Product” means a Product, which when delivered under this Agreement, had a shelf life of less than [**] percent ([**]%) of the applicable shelf life identified in its applicable Regulatory Approval.

“Supplier” has the meaning set forth in the Preamble.

“Term” has the meaning set forth in Section 13.01.

“Termination Date” has the meaning set forth in Section 13.03(a).

“Testing Specifications” means, for each Product, the testing procedures and specifications with respect to the production of such Product covered by this Agreement as such Testing Specifications are in effect on the date hereof as documented in the applicable Regulatory Approvals, and as such Testing Specifications may be changed by Supplier or Purchaser during the Term but only in accordance with the terms hereof.

“Transaction Agreement” has the meaning set forth in the Preamble.

“Transferred Inventory” shall have the meaning given to it in the Transaction Agreement.

Section 1.02                             Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (iv) the word “or” has the inclusive meaning (i.e., “and/or”); (v) all references herein to Articles, Sections or Schedules shall be construed to refer to Articles, Sections and Schedules of this Agreement; and (vi) the headings contained in this Agreement or any Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Schedules attached hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE 2

EFFECTIVE DATE

Section 2.01                             Effective Date.  This Agreement shall have no force or effect unless and until the Effective Date occurs.  If the Transaction Agreement is terminated prior to the occurrence of the Effective Date, then this Agreement shall automatically terminate.

ARTICLE 3

APPOINTMENT; LICENSE

Section 3.01                             Appointment.  Pursuant to the terms of this Agreement, as of the Effective Date, Purchaser hereby appoints Supplier as its exclusive (subject to Section 13.03(a)) supplier of the Products during the Term and Supplier hereby accepts such appointment.  For the avoidance of doubt, the aforementioned exclusive appointment during the Term shall not restrict either Party from producing, or having produced, any product (other than the Products), or from supplying such other products to itself, any Affiliate of itself or any Third Party for use, resale or any other purpose.

Section 3.02                             Grant of Limited License.  Subject to the terms and conditions of this Agreement, Purchaser hereby grants Supplier a non-exclusive, sublicensable (as set forth below), royalty-free limited license to use the Product Intellectual Property, for the sole purpose of producing the Products, or having the Products produced by Supplier’s Affiliate or a Third Party, for sale to Purchaser pursuant to the terms and conditions of this Agreement.  Subject to Section 3.03, Supplier shall have the right to sub-license the foregoing right and license to the Product Intellectual Property to any of its sub-contractors (whether Affiliates or Third Parties) solely for the purpose of producing the Products for sale to Purchaser under this Agreement.  Supplier shall not use the Product Intellectual Property to develop or produce any other product or engage in any other activity except as specifically permitted under this Agreement or the Transaction Agreement.  Supplier hereby acknowledges and agrees that this Agreement does not, and shall not be deemed to, transfer to Supplier any proprietary interest in, to or under the Product Intellectual Property.  For purposes of clarity, Supplier’s rights, title and interests under, to and in all intellectual property relating to the Products other than the Product Intellectual Property shall remain unaffected by this Agreement.

ARTICLE 4

FORECASTS; ORDERS

Section 4.01                             Forecasts.  On or before the fifth (5th) Business Day of each calendar quarter during the Term, Purchaser shall submit to Supplier a good faith, estimated rolling forecast of the quantity of Products Purchaser expects to order during such month and each of the succeeding eighteen (18) calendar months (each such forecast, a “Forecast”).  Each Forecast shall be non-binding, with the exception of the portion of such Forecast covering the first [**] calendar months reflected therein, which shall be considered a firm order for the Products (a “Firm Order”).  Supplier shall notify Purchaser in writing as soon as reasonably practicable if at any time Supplier has reason to believe that it will not be able to fill a Firm Order pursuant to the terms and conditions of this Agreement.

Section 4.02                             Orders.

(a)                                 On or before the fifth (5th) Business Day of each calendar month during the Term, Purchaser or its designees shall submit to Supplier a purchase order for that portion of the Firm Order that corresponds to the current calendar month (a “Purchase Order”).  The requested delivery date for Products covered by each such Purchase Order shall be at least [**] days after the date of such Purchase Order.

(b)                                 All Purchase Orders shall specify the quantity and type of Products ordered, the destination to which such Products are to be delivered and the time and manner of delivery (including the carrier to be used).  The quantity of Products to be ordered at any one time by Purchaser shall be at least the minimum order quantity on a per SAP Code basis as set forth on Schedule 1.

(c)                                  In the event that the quantity of Products ordered by Purchaser in a Purchase Order submitted pursuant to Section 4.02(a) in any one calendar month is more than the quantity of Products reflected in the Firm Order for the Products in that month, Supplier shall deliver the quantity of Products reflected in the Firm Order for the Products in that month and shall use Commercially Reasonable Efforts, but shall not be obligated, to deliver, on the requested delivery date, the additional quantity of Products ordered by Purchaser pursuant to such Purchase Order.

Section 4.03                             Acceptance of Purchase Order.  Supplier shall indicate its acceptance of Purchaser’s Purchase Orders for Products by acknowledging acceptance of each Purchase Order in writing within five (5) Business Days of receipt; each such acceptance shall include the anticipated ship date of the Products ordered, which ship date shall be consistent with the requested delivery date in the applicable Purchase Order.  Supplier may only reject any Purchase Order on the basis that such Purchase Order sets forth a delivery schedule that is inconsistent with Section 4.02 and if not so rejected, it shall be deemed accepted.

Section 4.04                             Delivery; Invoicing; Payment.

(a)                                 Each of the Products shall be packaged and labeled using the packaging and labeling for such Product in effect as of the Effective Date, except for such changes to such packaging and labeling as may be required by applicable Law and made in accordance with Section 5.07(c) or as otherwise mutually agreed by the Parties.  Each of the Products shall be accompanied by the appropriate documentation as defined in the Quality Agreement.  Without limiting the foregoing, Supplier shall at the time of shipment provide to Purchaser a certificate of analysis and any other documentation Purchaser requires to fulfill regulatory requirements.  Supplier shall deliver each shipment of Products, EXW to Purchaser or Purchaser’s designee at the applicable Production Facility or a distribution center designated by Supplier for the Product in the United States, packaged and labeled as provided herein.  The title to each Product, risk of loss, delay or damage in transit shall be with Purchaser or Purchaser’s designee from and after collection by Purchaser or Purchaser’s designee at the applicable Production Facility or designated distribution center. All Purchase Orders will be deemed to have been completed when the delivered quantity is within plus [**] percent (+[**]%) or minus [**] percent (-[**]%) of the original ordered and confirmed quantity but Purchase Price shall be based on actual quantity delivered.

(b)                                 Subject to Section 4.04(d), Supplier shall invoice Purchaser at the time of delivery of the shipment EXW to Purchaser or Purchaser’s designee at the applicable Production Facility or distribution center designated by Supplier in the United States for the relevant Purchase Price for each Product delivered in accordance with Section 4.04(a).  Each such invoice shall include the invoice number, unit price, and total price of the Products contained in the shipment in question.  Any preprinted terms contained in any invoice that modifies, is in addition to or are inconsistent with any of the terms of this Agreement shall be null and void and have no force or effect unless otherwise expressly agreed upon by Purchaser in writing.

(c)                                  Payments shall be made by Purchaser within thirty (30) days after the date of invoice or the date of receipt of shipment, whichever occurs later.  All invoices and payments required to be paid hereunder shall be in Dollars and all such payments shall be made electronically in immediately available funds to an account designated by Supplier, unless the Parties agree to settle such payments through other means.  Late payments shall bear interest at the annual rate equal to LIBOR, plus [**] percent ([**]%).  The payment of such interest shall not limit Supplier from exercising any other right it may have as a consequence of the lateness of any payment.  Notwithstanding the foregoing, Purchaser may dispute any invoice (or portion thereof) in good faith by providing a written notice thereof to Supplier, in which case no interest shall accrue on such disputed amount, and the payment obligations under this Section 4.04(c) shall not arise, until such dispute is resolved in Supplier’s favor.

(d)                                 Purchaser or its designee shall have the right to confirm the quantity of the Products contained in any shipment.  In the event the quantity of the Products shipped is greater or less than the quantity reflected in Supplier’s invoice for such shipment, then within fifteen (15) days after Purchaser’s or its designee’s receipt of such shipment, Purchaser shall have the right to notify Supplier concerning such overage or shortage.  Unless Supplier disputes such notice or as provided below, the amount of such invoice automatically shall be increased or reduced, as the case may be, to reflect the actual quantity of the Products contained in such shipment.  Failure to notify Supplier of any overage or shortage within fifteen (15) days after Purchaser’s or its designee’s receipt of such shipment shall be deemed as Purchaser’s confirmation that the quantity of the Products contained in such shipment is accurately reflected by Supplier’s invoice for such shipment.  Upon the request of Purchaser, any such overage may be destroyed pursuant to Supplier’s destruction policies and procedures or offset by reducing a subsequent delivery by an amount equal to such overage.  In the event of any shortage, Supplier shall use its Commercially Reasonable Efforts, at Purchaser’s request, to promptly supply to Purchaser the remaining quantity of the Products.  In the event that Purchaser has already overpaid such invoice, the net amount of any overpayment, taking into account any overage used or sold by Purchaser, shall be reimbursed or credited to Purchaser at Purchaser’s election.

Section 4.05                             One-Time Purchase Order.  In addition to the other Purchase Orders issued by Purchaser and notwithstanding anything to the contrary herein, Purchaser may issue a one-time Purchase Order within thirty (30) days after the Effective Date, which may specify multiple delivery locations in such Purchase Order; provided, however, that if the quantity of any Product specified therein is greater than the quantity of such Product available in Supplier’s or its Affiliates’ then-current inventory, Supplier shall notify Purchaser thereof and shall, with respect to such Purchase Order only, reduce the quantity of such Products delivered to such amounts in inventory. Supplier shall within ten (10) Business Days after the issuance of such Purchaser Order confirm the Product quantities, delivery dates and delivery locations. If a delivery location specified in such Purchase Order is Supplier’s distribution center or otherwise indicates that some or all of the Products are to be retained by Supplier for performance under the Transition Services Agreement, title to the relevant quantity of Products shall transfer to Purchaser on issuance of the Purchase Order, and Supplier shall retain such purchased Products at its designated distribution center or other relevant Production Facility to process orders and distribute such Product in accordance with the Transition Services Agreement; provided, however, that any quantity of such Product remaining after such order processing and distribution services are completed or terminated in accordance with the terms of the Transition Services Agreement shall be available for collection by Purchaser or Purchaser’s designee at the applicable Production Facility or designated distribution center.  The Products supplied pursuant to such Purchase Order are otherwise subject to the terms and conditions of this Agreement.

ARTICLE 5

PRODUCTION OF PRODUCT

Section 5.01                             Storage and Handling.

(a)                                 Supplier shall, and shall use its Commercially Reasonable Efforts to cause its applicable sub-contractor to, store and handle the raw materials and production components under appropriate conditions and temperature, humidity, light and cleanliness to avoid any material adverse effect on the identity, strength, quality and purity of such materials and components.

(b)                                 Supplier shall, and shall use its Commercially Reasonable Efforts to cause its applicable sub-contractor to, store and handle the Products in accordance with the Product Specifications and under appropriate conditions and temperature, humidity, light and cleanliness to avoid any material adverse effect on the identity, strength, quality and purity of the Products.

Section 5.02                             Production Standards.  Supplier shall, and shall cause its applicable sub-contractor to, produce, package, label, store, ship and handle the Products in conformity with the Process, cGMP, all applicable Laws, all terms and conditions contained in this Agreement, the applicable Purchase Order (to the extent such terms and conditions are not inconsistent with this Agreement), the Product Specifications, and the Testing Specifications, subject to any Changes or Improvements pursuant to Section 5.05, Section 5.06 or Section 5.07 (all of the foregoing, as may be in effect from time to time, collectively, the “Production Standards”).

Section 5.03                             Supply Obligation.  Subject to Sections 4.02(c), Supplier shall use Commercially Reasonable Efforts to supply the quantities of the Products that Purchaser has ordered pursuant to a duly submitted Purchase Order by the requested delivery date.  All such Products shall have a remaining shelf-life of at least [**] percent ([**]%) of the shelf-life as set forth in the Regulatory Approvals when delivered to Purchaser; provided, that (a) Supplier may deliver Products to Purchaser with less than the foregoing minimum shelf-life if agreed to by the Parties in writing, and (b) Purchaser shall have the remedies set forth in Section 11.02(b).

Section 5.04                             Status Meetings.  Twice each calendar year (or on an as-needed basis or as otherwise reasonably requested by Purchaser) during the Term, the Parties shall meet, at such times and in such places as the Parties shall deem appropriate, to discuss technical developments and potential improvements with respect to the Process, Supplier’s inventories of the raw materials, production components, work-in-progress and the Products.

Section 5.05                             Product Improvements.  Any Improvement to the Products shall be subject to the terms and conditions of the Transaction Agreement and the agreed-upon change control requirements set forth in the Quality Agreement.  The costs and expenses associated with the agreed-upon Improvements shall be paid by Purchaser to the extent provided in Section 5.06.

Section 5.06                             Process Improvements.  No Improvement to the Process for any Product shall be made without the prior approval of Supplier, which approval may be granted or denied in Supplier’s reasonable discretion (subject to Section 5.07(a)), and the prior written approval of Purchaser, which approval may be granted or denied in Purchaser’s sole discretion.  Any such

Improvement shall be subject to the terms and conditions of the Transaction Agreement and the agreed-upon change control requirements set forth in the Quality Agreement.  The costs and expenses associated with the agreed upon Improvements shall be paid by Purchaser and the Parties shall negotiate in good faith and agree upon such costs and expenses; provided, further, however, that the implementation of any such Improvement shall not be delayed during such negotiation; provided, however, that if such Improvements are requested by Supplier, then such costs and expenses associated with the agreed-upon Improvements shall be paid by Supplier.

Section 5.07                             Change Implementation.

(a)                                 Upon the request of Purchaser, Supplier shall, and shall use its Commercially Reasonable Efforts to cause its applicable sub-contractor to, make any Changes in the Process, Product Specifications or Testing Specifications that are required or requested by any applicable Governmental or Regulatory Authority or to the extent reasonably necessary to address patient safety concerns, provided that, if any such Changes arising in connection with patient safety concerns would impact any Product Registration, such Changes shall require BMS’ prior consent.  Supplier shall use its Commercially Reasonable Efforts to, or, as applicable, use its Commercially Reasonable Efforts to cause its applicable sub-contractor to, effect such Changes no later than ninety (90) days after Purchaser’s request therefor.  Notwithstanding the foregoing, any such Change shall be subject to the terms and conditions of the Transaction Agreement and the agreed-upon change control requirements set forth in the Quality Agreement.  If Supplier reasonably demonstrates that any such Change will result in an increase in production costs to Supplier, the Parties shall negotiate in good faith and agree upon a corresponding adjustment to the relevant Purchase Price payable to Supplier; provided, further, however, that the implementation of any such Change shall not be delayed during such negotiation.  The Parties shall undertake commercially reasonable efforts to complete negotiations of the relevant Purchase Price within thirty (30) days from the commencement of the negotiations of the relevant Purchase Price.

(b)                                 Subject to Section 8.05, except for Changes requested by Purchaser pursuant to Section 5.07(a), any Changes to the Process, Product Specifications and/or Testing Specifications shall be by mutual agreement of the Parties, with Supplier’s consent not to be unreasonably withheld, and, if applicable, Supplier’s applicable sub-contractor and Supplier shall cause such sub-contractor to promptly approve such Change.  Any such Changes to Process, Product Specifications and/or Testing Specifications shall be implemented on terms and conditions to be agreed between the Parties upon in good faith, which may include but are not limited to, reasonable adjustments to the relevant Purchase Price payable to Supplier for the Products hereunder.  If applicable, the Parties shall undertake commercially reasonable efforts to complete negotiations of the relevant Purchase Price within thirty (30) days from the commencement of the negotiations of the relevant Purchase Price.  Supplier shall use its Commercially Reasonable Efforts to, or, as applicable, use its Commercially Reasonable Efforts to cause its applicable sub-contractor to, effect such Changes no later than ninety (90) days after Purchaser’s request therefor.  Notwithstanding the foregoing, any such Change shall be subject to the terms and conditions of the Transaction Agreement and the agreed-upon change control requirements set forth in the Quality Agreement.

(c)                                  Upon the request of Purchaser and subject to Supplier’s prior written approval (not to be unreasonably withheld), Supplier shall, or shall cause its applicable sub-contractor to, make any changes in the packaging materials requested by Purchaser in order to comply with applicable Law, the reasonable costs and expenses of which, including, as applicable, any reasonable costs and expenses relating to re-packaging, obsolescence costs, and any reasonable destruction and disposal costs and expenses incurred by Supplier, shall be borne by Purchaser.

Section 5.08                             Non-Conforming Product.

(a)                                 Any Product that does not conform in any material respect with the applicable Production Standards shall be deemed to be a non-conforming product (“Non-Conforming Product”).  Purchaser or its designee shall notify Supplier in writing of defects no later than the later of expiry of the shelf-life of the relevant Product after receipt of the relevant Product, and provide reasonable evidence of such defect (including a sample of the Non-Conforming Products); provided, however, that Purchaser shall (i) notify Supplier of any apparent Product defect promptly upon discovery of such defect, and (ii) notify Supplier of any Product defect which would have been reasonably detectable upon inspection within thirty (30) days after receipt of such Product.

(b)                                 Supplier shall have the right to examine and test any Product that Purchaser claims to be a Non-Conforming Product.  Notwithstanding Article 15, in the event the Parties cannot agree as to whether or not a shipped Product is a Non-Conforming Product, within ten (10) Business Days after the dispute becomes apparent, the Parties shall mutually designate an independent testing laboratory to determine whether the relevant Product is a Non-Conforming Product, the findings of which shall be binding on the Parties, absent manifest error.  The independent testing laboratory shall be instructed to complete its analysis within ten (10) Business Days of its appointment by the Parties.  All costs and expenses of such laboratory testing shall be borne by the Party whose position is determined to have been in error, or if the laboratory cannot place the fault noticed and complained about, then all costs and expenses of such laboratory testing shall be borne by the Parties equally.

(c)                                  Subject to Section 11.04(a), in the event that Purchaser claims any Product is a Non-Conforming Product, Supplier shall use its Commercially Reasonable Efforts to replace, as soon as reasonably practicable, such Product with Product conforming in all material respects with the Production Standards at no additional cost to Purchaser.  In the event that any Product is ultimately agreed or found to be a Non-Conforming Product pursuant to this Section 5.08, Purchaser shall not be obligated to pay for such Non-Conforming Product and Supplier shall, within thirty (30) days after such agreement or finding, refund any amounts paid by Purchaser for such Non-Conforming Product.  In the event that any Product is ultimately agreed or found not to be Non-Conforming Product and if Supplier has replaced such Product, then Purchaser shall be obligated to pay the Purchase Price for both the original quantity of Product and any additional quantity provided by Supplier to replace the original quantity.

Section 5.09                             Updates to Products Schedule.  At any time and from time to time, Schedule 1 shall be updated to reflect increases in the Purchase Price of any Product, if any, pursuant to Section 5.07.

ARTICLE 6

ENVIRONMENTAL HEALTH AND SAFETY

Section 6.01                             General.  Supplier shall, and shall use its Commercially Reasonable Efforts to cause its sub-contractors to, comply in all material respects with all applicable Laws, guidelines and regulations with respect to environment, health, safety and hazardous transportation.

Section 6.02                             Material Safety Data Sheet.   Before Supplier produces, or has produced, any new Product for Purchaser (where “new Product” means a Product which is registered in a country(ies) where such Product had not been previously registered), Purchaser shall provide Supplier in written form (i) all information then-currently known by Purchaser regarding handling precautions, toxicity and hazards associated with such Products and (ii) the appropriate Material Safety Data Sheet for such Product to the extent available to Purchaser and not otherwise available to Supplier.

Section 6.03                             Notification.  Subject to applicable Law, Supplier agrees that it will notify Purchaser as soon as reasonably practicable of any incidents pertaining to the production of the Products that would require notification to any Governmental or Regulatory Authority, including as the result of fire, explosion, environmental event, serious injury or physical damage.  Supplier shall have agreements with each of its sub-contractors sufficient for Supplier to comply with its warranties in Section 10.02.

ARTICLE 7

QUALITY CONTROL

Section 7.01                             Quality Agreement.  Within forty-five (45) days following the Effective Date, the Parties shall enter into the Quality Agreement in accordance with Section 4.3 of the Transaction Agreement, pursuant to which, among other things, Supplier will conduct all quality control and release testing for the Products unless otherwise agreed by the Parties in writing.  Such Quality Agreement shall be consistent with all Laws applicable to the production of the Products.  Supplier shall have in place quality agreements with its sub-contractors sufficient for Supplier to fulfill its obligations under the Quality Agreement and shall provide copies thereof to Purchaser upon its reasonable request.

ARTICLE 8

COMPLIANCE WITH LAW AND REGULATORY MATTERS

Section 8.01                             Licenses and Permits.  Supplier shall be responsible for obtaining and maintaining, and shall ensure that its sub-contractors have promptly obtained and maintained, during the Term, all regulatory approvals (federal, provincial and municipal) necessary to import raw materials and production components and to produce and supply the Products.

Section 8.02                             Record Retention.  Any books and records relating to the receipt, production, storage, handling or testing of the Products, including raw materials and production components, shall be maintained under this Agreement by each Party or its Affiliates, sub-contractors or sublicensees in accordance with all applicable Laws; provided, however, that, during the Term, Supplier shall, and shall use its Commercially Reasonable Efforts to cause its sub-contractors, as applicable, to, retain all records of the Product Specifications and Testing Standards at the applicable Production Facility, and Supplier shall, and shall use its Commercially Reasonable Efforts to cause its applicable sub-contractor to, allow Purchaser or its designee reasonable access to such records during normal business hours and subject to two (2) weeks prior written notice (or less, if required for Purchaser to comply with applicable Law), and Purchaser may inspect such records for any purpose related to this Agreement.  Supplier shall, and shall use its Commercially Reasonable Efforts to cause its applicable sub-contractors to, transfer to Purchaser, at Purchaser’s request, copies or originals of the books and records described in this Section 8.02 to the extent necessarily for Purchaser to comply with applicable Law.

Section 8.03                             Regulatory Matters.  At all times during the Term, Supplier shall, and shall use its Commercially Reasonable Efforts to cause its applicable sub-contractors to, maintain the applicable Production Facility, equipment and processes (including the Process) used in producing the Products and in performing Supplier’s other obligations under this Agreement in compliance in all material respects with (i) all applicable Laws with respect to employment and labor requirements, and electrical, fire and safety at work codes and regulations, and (ii) all other applicable Laws (including cGMP requirements and guidelines issued by any applicable Governmental or Regulatory Authority).  Supplier shall make available for inspection periodically, upon the reasonable request of Purchaser, all documentation relating to such compliance.

Section 8.04                             Technical Support.

(a)                                 Upon the request of Purchaser following the notification to Supplier that Purchaser has received a complaint or inquiry regarding the safety, efficacy or quality of a Product, Supplier shall, and shall cause its applicable sub-contractors to, supply Purchaser with a chemical analysis of a number of retained samples, maintained in accordance with the Quality Agreement, of the batch(es) of the Product in question.  The Parties shall consult with each other and with any applicable sub-contractor of Supplier and shall all mutually agree in good faith on the associated activities and costs, if applicable, to address such complaint or inquiry and Supplier shall use its Commercially Reasonable Efforts to cause such sub-contractor to participate in such discussions in good faith; provided, however, that, to the extent that a problem with the Product is caused by Supplier or any of its sub-contractors, the costs to address such complaint or inquiry shall be borne by Supplier.

(b)                                 Upon notification to Supplier that Purchaser has received a complaint or inquiry regarding, or discovery by Purchaser of, any issues relating to the safety, efficacy or quality of a Product, Supplier shall, within a reasonable period, provide such technical support as reasonably requested by Purchaser, which may include technical advice and chemical analysis of retained samples of the Product, maintained in accordance with the Quality Agreement.

(c)                                  Each Party shall promptly notify the other Party in writing of being notified of any of the following:  (i) any inspection of any Production Facility by the FDA, or other Governmental or Regulatory Authority, involving or pertaining to a Product, (ii) any pending or threatened litigation, governmental investigation, proceeding or action involving or pertaining to a Product, or (iii) any defective, adulterated or misbranded Product.  Supplier shall permit, and use its Commercially Reasonable Efforts to cause its sub-contractors to permit, Purchaser to participate in any such inspection and shall (if timing permits) obtain Purchaser’s prior written approval to any response to any Governmental or Regulatory Authority with respect to any question or request with respect to the Product.

(d)                                 Not more than once per calendar year per Production Facility (except if such inspection is “for cause” or otherwise mutually agreed to in writing by Supplier and Purchaser), Purchaser shall have the right, at reasonable and mutually agreeable times negotiated in good faith, to enter any Supplier’s Production Facility for the purpose of observing the manufacturing of a Product, inspecting the quality of a Product, obtaining samples of a Product and/or conducting quality assurance audits of aspects directly related to a Product.  To the extent Purchaser desires to conduct an inspection or audit of the Production Facility of any Supplier subcontractor, Supplier shall use commercially reasonable efforts to facilitate such inspection or audit, including by exercising, at Purchaser’s request, any rights Supplier has under Supplier’s agreement(s) with such approved subcontractor and allowing Purchaser to conduct such inspection or audit solely or in concert with Supplier at reasonable and mutually agreeable times negotiated in good faith.

Section 8.05                             Product Specifications.  Purchaser may review the Product Specifications from time to time and shall have the right, following notice to and consultation with Supplier, to modify them in accordance with Section 5.07 as necessary to comply with all applicable Laws.

Section 8.06                             Product Samples.  Except as required for regulatory purposes, none of Supplier or its Affiliates or sub-contractors shall be obligated to supply any Product samples to Purchaser during the Term.  Neither Purchaser nor any of its Affiliates, directly or indirectly through one or more Third Parties, shall distribute Product samples during the Term.

Section 8.07                             Compliance with Law.  Nothing in this Agreement shall be deemed to permit a Party to import, export, re-export, store, sell, distribute or otherwise transfer any Product produced under this Agreement other than in compliance with all applicable Laws.

ARTICLE 9

FINANCIAL MATTERS

Section 9.01                             Purchase Price; Currency.  Purchaser shall pay all invoices for the relevant Purchase Price in accordance with Section 4.04.  All invoices and payments required to be paid hereunder shall be in Dollars.

Section 9.02                             Taxes.  Any and all Taxes (including all value-added Taxes and other applicable sales Taxes, excises or duties) imposed upon or with respect to or measured by the production, sale or delivery by Supplier to Purchaser of the Products in accordance with Purchaser’s instructions (other than taxes levied upon Supplier’s gross or net income) shall be for Purchaser’s account.  Each Party shall use reasonable efforts to avail itself of any available exemptions from any valued-added Taxes, and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemptions.  Any income or other Taxes which Purchaser is required by applicable Laws to pay or withhold on behalf of Supplier with respect to any amount paid by Purchaser hereunder shall be deducted from the amount of such payments and paid by Purchaser to the relevant competent taxing authority.  Purchaser shall promptly notify Supplier of such withholding requirement. Purchaser shall provide Supplier with all relevant documents and correspondence, including an official Tax certificate or receipt, with respect to such withholding.  Purchaser shall also provide Supplier with any other cooperation or reasonable assistance as may be necessary to enable Supplier to claim exemption from such withholding Taxes, to receive a refund of such withholding Taxes or to claim a Tax credit therefor.  The Parties shall cooperate with each other in seeking deductions, exemptions or reductions in withholding Taxes available under any applicable double taxation or other similar treaty or agreement from time to time in force.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 10.01                      Mutual Representation and Warranties.  Each Party hereby represents and warrants that, as of the Effective Date, (A) such Party:  (i) is authorized to enter into and perform this Agreement; (ii) is aware of no legal, contractual or other restriction, limitation or condition that might materially affect adversely its ability to perform its obligations hereunder; and (iii) is duly organized and validly existing in the jurisdiction in which it is organized and is authorized to do business under the laws of each jurisdiction in which it engages in business activities, and (B) assuming this Agreement has been duly authorized, executed and delivered by the other Party, constitutes, and the Quality Agreement will be duly executed and delivered by such Party and upon the due authorization, execution and delivery by the other Party will constitute, a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 10.02                      Representations, Warranties and Covenants of Supplier.  Supplier hereby represents, warrants and covenants, as of the Effective Date and at all times during the Term or with respect to its activities conducted prior to the end of the Term, that (i) all the Products produced and supplied under this Agreement (a) shall conform in all material respects to cGMP and the applicable Production Standards and shall have a remaining shelf-life equal at least forty percent (40%) of the shelf-life as set forth in the Regulatory Approvals, when delivered to Purchaser, unless otherwise agreed by Purchaser in accordance with Section 5.03, and (c) shall not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act or other applicable Law, when delivered to Purchaser in accordance with this Agreement, and thereafter during the Product’s shelf-life unless due to Purchaser’s, its Affiliates’ or their respective agents’, distributors’ or customers’ acts or omissions not in compliance with all applicable Production Standards; (ii) Supplier, or its applicable sub-contractor, has obtained all material approvals required by all applicable Governmental and Regulatory Authorities for the performance of its obligations under this Agreement; (iii) each Production Facility used in the performance of Supplier’s obligations under this Agreement conforms in all material respects to the requirements of all applicable Governmental and Regulatory Authorities; (iv) all the Products delivered hereunder shall be delivered to Purchaser with good and valid title, free and clear of all Liens; (v) neither Supplier, nor to the knowledge of Supplier, any of the Persons who will perform services under this Agreement, has been suspended, debarred or subject to temporary denial of approval, and to its knowledge, is not under consideration to be suspended, debarred or subject to temporary denial of approval, by the FDA or any other Governmental or Regulatory Authority from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992 or any other similar Law in any other jurisdiction; (vi) the Process, Product Specifications and the Testing Specifications reflect the past practice for production of the Products as of the six (6) month-period ending on the Effective Date; and (viii) Supplier has provided to Purchaser copies of the then-current Production Standards that are true and correct in all material respects.

Section 10.03                      Representations, Warranties and Covenants of Supplier.  Supplier hereby represents, warrants and covenants, as of the Effective Date and at all times during the Term, that, to Supplier’s knowledge, the production and supply of the Products by Supplier (except to the extent performed in accordance with the express instructions provided by Purchaser if such instructions cannot be complied with in a non-infringing manner) does not violate any intellectual property of any Affiliate of Supplier or any Third Party.

Section 10.04                      Disclaimers of Warranty.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES NOR RECEIVES ANY WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF DESIGN, SUITABILITY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE PRACTICE, WITH REGARD TO ANY PRODUCT DELIVERED HEREUNDER, WHETHER USED ALONE OR IN COMBINATION WITH OTHER SUBSTANCES, OR OTHERWISE UNDER THIS AGREEMENT.

Section 10.05                      Third Party Intellectual Property.  Purchaser is responsible and liable for any violations of any intellectual property of any Third Party arising from or through the production and supply of Products, to the extent such violation arises from the express instructions provided by Purchaser to Supplier for the manufacture of the relevant quantity of Product ordered by Purchaser hereunder if such instructions cannot be complied with in a non-infringing manner (a “Purchaser IP Infringement”).  Supplier is responsible and liable for any violations of any intellectual property of any Third Party arising from or through the production and supply of Products, except to the extent arising from a Purchaser IP Infringement (a “Supplier IP Infringement”).  Purchaser shall indemnify and hold Supplier and its Affiliates and sub-contractors, and their respective directors, officers, employees and agents, harmless from any claims made by any Third Party in connection with any such violation of intellectual property with respect to a Purchaser IP Infringement, including all judicial and extrajudicial costs and damages in connection therewith.  Supplier shall indemnify and hold Purchaser and its Affiliates and sub-contractors, and their respective directors, officers, employees and agents, harmless from any claims made by any Third Party in connection with any violation of intellectual property with respect to a Supplier IP Infringement, including all judicial and extrajudicial costs and damages in connection therewith.  The provisions of Sections 11.05 and 11.06 shall apply to such indemnification obligations, mutatis mutandis.

ARTICLE 11

PRODUCT RECALLS; INDEMNIFICATION; INSURANCE

Section 11.01                      Product Recalls.  During the Term, in the event that any Governmental or Regulatory Authority in any country shall allege or prove that any Product does not comply with applicable Laws in any country where such Product is marketed, distributed and sold, Purchaser shall notify Supplier immediately, and both Parties shall cooperate fully regarding the investigation and disposition of any such matter.  Product recalls shall be otherwise subject to the provisions of the Transaction Agreement.

Section 11.02                      Indemnification by Supplier.

(a)                                 Subject to Section 11.02(b) and 11.03, Supplier shall indemnify, defend and hold harmless Purchaser, its Affiliates, sublicensees and distributors, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs or expenses (including reasonable fees of attorneys and other professionals) (“Losses”) resulting from claims, demands or actions (“Claims”) of Third Parties to the extent based upon any breach of Supplier’s obligations, covenants, representations and warranties set forth in this Agreement or the Quality Agreement. For the sake of clarity, Purchaser’s Obsolescence Claims shall not be handled pursuant to this Section 11.02(a) and instead shall be handled in accordance with Section 11.02(b) below.

(b)                                 Subject to Section 11.04(d), Supplier shall indemnify Purchaser by reimbursing or crediting Purchaser (at Purchaser’s option) for all Qualified Costs resulting from Obsolescence Claims, provided that, Supplier shall not obligated to indemnify Purchaser to the extent that such Obsolescence Claim is (i) attributable to Purchaser’s or its Affiliates’ negligence, gross negligence, willful misconduct or fraud; (ii) attributable to Purchaser’s, its Affiliate’s or its Third Party customer’s failure to abide by cGMP (if applicable), Good Distribution Practices as defined under relevant Law (if applicable) or applicable Law; (iii) attributable to Purchaser or its Affiliate having supplied Third Party customer with Products in excess of such Third Party customer’s orders, or (iv) made more than six (6) months after the expiration or termination of this Agreement.  All such Obsolescence Claims shall be reported to Supplier on a quarterly basis, within thirty (30) days of the end of the applicable calendar quarter in which such Obsolescence Claim is incurred by Purchaser, and supported by such documentation as may be reasonably requested by Supplier.

Section 11.03                      Indemnification by Purchaser.  Subject to Section 11.02, Purchaser shall indemnify, defend and hold harmless Supplier and its Affiliates, sublicensees and distributors, and their respective directors, officers, employees and agents, from and against any and all Losses resulting from Claims by Third Parties to the extent based upon any breach of Purchaser’s obligations, covenants, representations and warranties set forth in this Agreement or the Quality Agreement.

Section 11.04                      Limitations on Indemnification.

(a)                                 Supplier’s obligations under Section 11.02 and Purchaser’s obligations under Section 11.03 shall not apply to the extent that an indemnified Party’s Losses are primarily attributable to any act constituting breach, error, negligence, fraud, recklessness, wrongful intentional act or omission on the part of such indemnified Party or any of its Affiliates, directors, officers, employees, representatives or agents, or to the extent that such indemnified Party is otherwise responsible therefor.

(b)                                 Except in the event of gross negligence or wrongful intentional acts or omissions, Supplier’s maximum liability to Purchaser for the replacement costs of Non-Conforming Products under Section 5.08 shall not exceed (x) one hundred percent (100%) of the Purchase Price for the applicable Non-Conforming Product, plus (y) the transportation costs Purchaser incurred for the shipment of such Non-Conforming Product.

(c)                                  Notwithstanding anything else in this Agreement to the contrary, Supplier’s aggregate liability to Purchaser under this Agreement shall in no event exceed, on a cumulative basis, Two Million Dollars ($2,000,000) per year (measured from the Effective Date), except with respect to:

(i)                                     damages described in Section 11.04(f)(I), (II) or (III), and

(ii)                                  damages for Obsolescence Claims shall not be deducted from the damages available to Purchaser under this Section 11.04(c).

(d)                                 Notwithstanding anything else in this Agreement to the contrary, Supplier’s maximum aggregate liability for Obsolescence Claims under Section 11.02(b) shall not exceed Six Million Dollars ($6,000,000) per year (measured from the Effective Date), up to an aggregate maximum amount of Twelve Million Dollars ($12,000,000) under this Agreement.

(e)                                  Each of Purchaser and Supplier acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Quality Agreement, any document or certificate delivered in connection herewith or therewith, the Products, or any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise, shall be pursuant to the indemnification provisions set forth in Section 10.05 and this Article 11.  In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against the other Party and its Affiliates arising under or based upon this Agreement, the Quality Agreement, any document or certificate delivered in connection herewith or therewith, the Products, or any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in Section 10.05 and this Article 11).  Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) each Party shall be entitled to seek specific performance, temporary or permanent injunctive or other equitable relief in any proceeding which may be brought to enforce any of the provisions of this Agreement, (ii) each Party shall be entitled to pursue such remedies as are available to in at law or in equity with respect to collection of amounts payable to it under this Agreement, (iii) for purposes of clarification, the foregoing shall not be deemed to limit any remedy available to a given Party in connection herewith under the Transaction Agreement or the other Ancillary Agreements, and (iv) each Party may seek any remedies available to it in law or in equity with respect to a claim resulting from the other Party’s willful breach or gross negligence.

(f)                                   UNDER NO CIRCUMSTANCES WHATSOEVER (INCLUDING DUE TO NEGLIGENCE EXCEPT AS PROVIDED BELOW) SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS), EXCEPT TO THE EXTENT SUCH DAMAGES (I) ARE THE SUBJECT OF A CLAIM OR DEMAND MADE BY A THIRD PARTY FOR WHICH SUCH PARTY IS RESPONSIBLE TO PROVIDE THE INDEMNITY SET FORTH IN SECTIONS 10.05, 11.02 OR 11.03, (II) RESULT FROM A PARTY’S WILLFUL BREACH OR GROSS NEGLIGENCE, OR (III) RESULT FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OR INTELLECTUAL PROPERTY OBLIGATIONS HEREUNDER.

Section 11.05                      Indemnification Procedure.  In order to receive the benefits of the indemnity under Section 11.02(a) or 11.03, as applicable, a Person seeking indemnification (each, an “Indemnitee”) must:

(a)                                 give the indemnifying Party (the “Indemnitor”) written notice of any claim or potential claim promptly after the Indemnitee receives notice thereof; provided, that failure of the Indemnitee to provide such notice shall not constitute a waiver of, or result in the loss of, such Indemnities’ right to indemnification under this Agreement, except to the extent that the Indemnitor’s rights, or its ability to defend against or settle such claim or potential claim, are prejudiced by such failure to notify;

(b)                                 allow the Indemnitor to assume the control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim; provided, that: (a) the Indemnitor has confirmed its indemnification obligation to the Indemnitee under this Article 11, (b) no such settlement would materially adversely affect the rights or obligations of such Indemnitee under this Agreement without the Indemnitee’s prior written consent; and (c) any settlement reached without the prior written consent of such Indemnitee shall be for monetary damages only (which amount shall be fully indemnified hereunder by the Indemnitor) and not for any equitable relief and shall not include any admission or ongoing obligation or restriction on the part of such Indemnitee; and

(c)                                  reasonably cooperate with the Indemnitor, at the Indemnitor’s request and expense, in its defense of the claim (including making documents and records available for review and copying and making persons within such Indemnitee’s control available for pertinent interview and testimony), including by negotiating appropriate joint defense agreements and similar arrangements to, as fully as possible, provide such cooperation without vitiating any legal privilege to which such Indemnitee is entitled.

If the Indemnitor defends the claim, the Indemnitee may at its expense and using attorneys of its choice, participate in, but shall not have any control of, the defense or settlement of such claim.  The Indemnitor shall have no liability under this Article 11 as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnitee without the prior written consent of the Indemnitor.

Section 11.06                      Complete Indemnification.  As the Parties intend complete indemnification hereunder, all reasonable costs and expenses incurred by an Indemnitee in connection with enforcement of Section 10.05, Section 11.02(a) or Section 11.03 shall also be reimbursed by the Indemnitor.

Section 11.07                      Insurance.

(a)                                 In accordance with all applicable Laws, each Party shall obtain and maintain, in full force and effect, adequate insurance or self-insurance for its commercial liability, including: (i) insurance against loss or damage to the Products for the time such Party (or, with respect to Supplier, its sub-contractors) has title to such Products, in amounts necessary to cover the full replacement price of such Products; (ii) product liability insurance; and (iii) contractual liability insurance.  Each Party shall provide the other Party with a copy of each such insurance policy or other adequate documentation at such other Party’s written request.

(b)                                 Each Party shall notify the other Party as soon as possible of any insurance claim being raised, including claims such Party may assert, against its insurer for lost or damaged Products.

Section 11.08                      Losses Net of Insurance.  The amount of any liability of either Party to the other Party hereunder shall be net of any amounts actually recovered by the Party seeking recovery under insurance policies with respect to such liability.

ARTICLE 12

CONFIDENTIALITY

Section 12.01                      Confidential Information.  The Parties agree and acknowledge that they are bound by the obligations in Article 17 of the Transaction Agreement to protect the Confidential Information (as defined therein) of the other Party, the terms and conditions of which are hereby incorporated into this Agreement by reference (although no double remedies are permitted).

Section 12.02                      Remedies.  Each Party shall be entitled, in addition to any other right or remedy it may have, at law, in equity or under this Agreement, to obtain temporary, preliminary and permanent injunctions, without the posting of any bond or other security, enjoining or restraining the other Party and its Affiliates from any violation or threatened violation of this Article 12.

ARTICLE 13

TERM; TERMINATION

Section 13.01                      Term.  The term of this Agreement shall commence on the Effective Date and shall expire upon the expiration or earlier termination of the Collaboration Term in accordance with the Transaction Agreement (except as may be extended pursuant to Section 13.03) (the “Term”).  Notwithstanding the foregoing, the Term may be terminated at any time in accordance with Section 13.02 or 14.01.

Section 13.02                      Termination for Breach.

(a)                                 Except as provided in Section 13.02(b), the failure by a Party (the “Defaulting Party”) to comply with any of its obligations under this Agreement or the Quality Agreement shall entitle the other Party (the “Non-Defaulting Party”) to give to the Defaulting Party notice specifying the nature of the default and requiring the Defaulting Party to cure such default.  If such default is not cured within thirty (30) days after the receipt of such notice (or, if such default reasonably cannot be cured within such thirty (30) day-period, if the Defaulting Party shall not commence and diligently continue actions to cure such default during such thirty (30) day-period), the Non-Defaulting Party shall be entitled, without prejudice to any of the other rights conferred on it by this Agreement or available to it at law or in equity, to terminate this Agreement by giving further notice to the Defaulting Party, to take effect immediately upon delivery thereof; provided, however, that in the event that a sub-contractor of Supplier is the cause of the underlying default, Purchaser shall be entitled to terminate this Agreement only with respect to those complete Products or components of Products, as applicable, that are produced by the defaulting sub-contractor.  The right of either Party to terminate this Agreement, as provided in this Section 13.02(a), shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

(b)                                 Subject to Section 13.02(c), no default based on a claimed failure of any Product to conform with the Production Standards shall be the subject of a notice under Section 13.02(a) until and unless all procedures and remedies specified in Section 5.08 shall have first been exhausted.

Section 13.03                      Consequences of Termination.

(a)                                 Upon the expiration of this Agreement (provided, that Purchaser has exercised the Option) or its earlier termination by Purchaser pursuant to Section 13.02, or upon a Supply Failure, or, at Purchaser’s request, following Purchaser’s exercise of the Option:

(i)                                     Purchaser shall not be obligated to purchase Product exclusively from Supplier;

(ii)                                  in addition, for clarity, Purchaser shall purchase from Supplier and Supplier shall sell to Purchaser all Transferred Inventory pursuant to and in accordance with the Transaction Agreement and all payments for Transferred Inventory will be made solely pursuant to the Transaction Agreement.

(b)                                 Upon the expiration of this Agreement (if Purchaser has not exercised the Option) (the “Termination Date”):

(i)                                     all Purchase Orders of Products placed by Purchaser pursuant to this Agreement for delivery after the Termination Date shall be automatically cancelled or, at Supplier’s option, transferred to Supplier or its designee.  Supplier shall use Commercially Reasonable Efforts to sell, return or allocate for alternate use, any raw materials or production components that were not otherwise used to produce the ordered Products.  Subject to the foregoing sentence, in the event that this Agreement so expires or terminates for any reason other than a breach by Supplier, Purchaser shall bear Supplier’s cost of any remaining unused raw materials or production components that were purchased by Supplier solely in reliance on any such Firm Order or Purchaser Order.  Purchaser will, at Supplier’s option, (x) be entitled to sell any unsold Product on terms consistent with the Transaction Agreement, for a period of six (6) months following the Termination Date (or such other longer period as required by applicable Laws or agreed by the Parties in writing), or (y) sell to Supplier or its designee any unsold saleable Products at the price paid by Purchaser to Supplier for such Products and destroy, at its cost, any nonsaleable Products; provided, that Supplier shall determine, in its sole discretion, whether any particular Products are saleable or nonsaleable; and

(ii)                                  to the extent necessary for each Party to fulfill its obligations under Section 13.03(b)(i), all rights and obligations of such Party under this Agreement (other than Purchaser’s right to deliver a new Purchase Order, Firm Order or Forecast and Supplier’s obligation to accept any new Purchase Order) shall remain in full force and effect until such Party has fulfilled its obligations under Section 13.03(b)(i).

(c)                                  Notwithstanding any other provision of this Agreement, all payments to be made on account of or in conjunction with the expiration or termination of this Agreement (subject to extension as set forth in Section 13.03(d)) shall be made in cash and all previously issued, unused trade credits shall be settled in cash upon such expiration or termination.

(d)                                 This Agreement may be extended by mutual agreement of the Parties for a period of twelve (12) months, provided, that such agreement is reached at least one (1) month prior to the expiration of the Term, otherwise the Agreement shall expire at the end of the Term. The then current Purchase Price at the end of the Term shall be increased by fifteen percent (15%) and shall apply to all Products shipped and manufactured during the extension term.

Section 13.04                      Accrued Rights; Surviving Obligations.

(a)                                 Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration, including any claims for breach of this Agreement prior to such termination or expiration.  Unless otherwise agreed by the Parties, such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

(b)                                 Unless otherwise agreed by the Parties, all of the Parties’ respective rights and obligations under (i) Articles 11, 12, 15 and 16 and Sections 13.03 and 13.04 shall survive termination or expiration of this Agreement and (ii) Sections 4.04(c), 4.04(d), 5.08, 8.02, 8.03 (last sentence), 8.04(a), 8.04(b), 8.04(c), 10.02, 10.03, 10.04 and10.05 shall survive with respect to any Product supplied to Purchaser during the Term.

ARTICLE 14

FORCE MAJEURE

Section 14.01                      Events of Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement (other than a payment failure) when such failure or delay is due to an event of Force Majeure, and without the fault or negligence of such Party.  For purposes of this Agreement, “Force Majeure” is defined as causes beyond the control of the applicable Party, including acts of God; war; civil commotion; and the destruction of production facilities or materials by fire, flood, earthquake, explosion or storm.  In such event, the affected Party shall notify the other Party as soon as reasonably practicable of such inability and of the period for which such inability is expected to continue.  The affected Party shall thereupon be excused from such of its obligations under this Agreement as it is disabled from performing by such event of Force Majeure for so long as it is so disabled.  The affected Party shall use Commercially Reasonable Efforts to minimize the duration of any event of Force Majeure.  If such event of Force Majeure event does, or is expected to, delay production for more than thirty (30) days, the Parties shall immediately consult with each other to consider how to address such delay and Purchaser may terminate this Agreement on written notice to Supplier.  The Parties agree that none of the following events, or the results thereof, shall be an event of Force Majeure for purposes of this Agreement: any country or region in the Territory (a) changing its legal currency; (b) joining, terminating or altering its membership in the European Union; (c) instituting foreign exchange controls or restrictions; or (d) experiencing fluctuations in the value of its currency.

ARTICLE 15

DISPUTE RESOLUTION

Section 15.01                      Dispute Resolution.  Except for matters for which the consent of both Parties is specifically required under this Agreement (provided, however, that any obligation of a Party to provide consent other than in its sole discretion may be a Disputed Matter), with respect to any controversy, claim or dispute arising out of or relating to this Agreement during the Term prior to Purchaser’s exercise of the Option (a “Disputed Matter”), the Parties shall try to settle their differences amicably between themselves first, by referring such Disputed Matter to their respective representatives comprising the JEC for resolution with assistance from each Party’s Alliance Manager.  If not resolved by their respective representatives comprising the JEC within thirty (30) days, then such Disputed Matter shall be referred to the office of the Vice President of Supply Chain of Supplier and the office of the President of Purchaser, or their respective designees, for resolution.  Either Party may initiate such informal dispute resolution by sending written notice of the Disputed Matter to the other Party requesting attempted resolution by said executive officers, and, within twenty (20) days after such notice, such representatives of the Parties shall meet for the purpose of attempting in good faith to resolve such Disputed Matter.

Section 15.02                      No Limitation.  The provisions of Section 15.01 shall not be construed as limiting in any way the right of a Party to resolve any Disputed Matter by bringing an action or proceeding in a court of competent jurisdiction in accordance with Section 16.13, or from seeking injunctive or other equitable relief from a court of competent jurisdiction with respect to any Disputed Matter.

ARTICLE 16

MISCELLANEOUS

Section 16.01                      Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 16.02                      Use of Name.  Except as otherwise provided herein or in the Transaction Agreement or other Ancillary Agreements, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

Section 16.03                      Books and Records.  Any books and records to be maintained under this Agreement by a Party or its Affiliates or sublicensees shall be maintained in accordance with GAAP, consistently applied.  Any right to examine records under this Agreement shall be deemed to include the right to make copies thereof, subject to the Parties’ respective obligations under Article 12.

Section 16.04                      Assignment.  Except as otherwise expressly permitted by this Agreement, neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that either Party (i) may assign all or any portion of its rights and obligations hereunder to an Affiliate without the prior consent of the other Party, provided that the assigning Party shall remain primarily liable for its obligations hereunder, and (ii) may assign all its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business or assets (or, in the case of Purchaser, all or substantially all of its business or assets relating to the Products); provided, that such successor or purchaser has agreed to assume all of the assigning Party’s rights and obligations hereunder.

Section 16.05                      Sub-contracting.  Except as otherwise permitted under the Transaction Agreement or the Ancillary Agreements, Supplier shall only engage those Affiliates and Third Parties approved by Purchaser in writing to produce the Products and shall not sub-license the rights under the Product Intellectual Property other than to such approved Affiliates and Third Parties.    No sub-contracting shall relieve Supplier of any of its obligations hereunder.

Section 16.06                      Specific Performance.  The Parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which they may be entitled.

Section 16.07                      Binding Effect; No Third Party Beneficiaries.  Except as otherwise provided in this Agreement, this Agreement shall be binding on the successors and permitted assigns of the Parties, each of such successor or permitted assign being deemed to be a Party hereunder in substitution of its respective predecessor.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns and the Indemnitees, any legal or equitable rights hereunder.  Each Indemnitee is permitted to enforce the provisions of Sections 10.05, 11.02, 11.05 and 11.06, as applicable to such Indemnitee’s rights.

Section 16.08                      Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.

Section 16.09                      Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, the Transaction Agreement or any other Ancillary Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 16.10                      Entire Agreement; Amendments.  This Agreement, together with the Transaction Agreement and the other Ancillary Agreements (in each case, following execution and delivery thereof), contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written understandings, agreements, representations and warranties with respect to such subject matter or on which the Parties may have relied. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each Party.  No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.  No waiver by either Party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

Section 16.11                      Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the Party for which such notice is intended, at the address set forth below for such Party or to such other address or addresses as shall be designated in writing by such Party in the same matter:

(a)                                 If to Purchaser:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:                                       President

Facsimile:                                       [**]

with a copy (which shall not constitute notice) to:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention:                                     General Counsel

Facsimile:                                         [**]

(b)                                 If to Supplier:

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154-0037

Attention:                                       General Counsel

Facsimile:                                         [**]

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Pharmaceutical Group

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention:                                         Vice President and Associate General Counsel, Transactional Practice Group

Facsimile:                                       [**]

Any notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so hand delivered or telefaxed, (ii) one Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, (iii) four Business Days after it is sent by registered or certified mail, and (iv) if given by any other means, shall be deemed given only when actually received by the addressees.

Section 16.12                      Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties and shall become effective in accordance with Section 2.01.  This Agreement may be executed in any number of counterparts, each of which shall, when taken together, be considered one and the same agreement.

Section 16.13                      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICT AND CHOICE OF LAWS PRINCIPLES OF SUCH STATE OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)                                 Jurisdiction.  For purposes of this Agreement, each Party hereby (i) consents to service of process in any legal action, suit or proceeding between the Parties arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by the laws of the State of New York, (ii) agrees that service of process made in accordance with this Section 16.13(b) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 16.11, will constitute good and valid service of process in any such legal action, suit or proceeding, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.  Each Party hereby (A) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York or the federal court for the Southern District of New York, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (B) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (C) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (D) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court.  Each Party hereby waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto.

(c)                                  Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 16.14                      Relationship of Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties.  The Parties’ obligations and rights in connection with the subject matter hereof are solely as specifically set forth in this Agreement, and they agree and acknowledge that they owe no fiduciary or other duties or obligations to each other by virtue of any relationship created by this Agreement.  Without limiting the foregoing, the Parties also acknowledge and agree that if it should be determined by a court of competent jurisdiction that, notwithstanding the foregoing, such duties or obligations exist, the Parties hereby waive same and agree not to assert or rely on same in any proceeding.  No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.  Except as provided in the Transaction Agreement, (x) Purchaser shall sell the Products without participation of Supplier in the negotiation or consummation of such sales, (y) as between the Parties, Purchaser shall derive the entire income and incur the entire loss, as the case may be, from such sales and (z) Supplier shall only be entitled to the applicable Purchase Prices as set forth in this Agreement.

Section 16.15                      Conflicts.  In the event of any conflict or inconsistency between this Agreement and the Quality Agreement, this Agreement shall control and prevail unless such conflict or inconsistency pertains to quality issues with respect to the Products, in which case the Quality Agreement shall control and prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be duly executed as of the date first written above.

SUPPLIER:

BRISTOL-MYERS SQUIBB COMPANY

/s/ Demetrios Kydouieus
Name: Demetrios Kydouieus
Title:Vice President, Alliances and Transactions

PURCHASER:

THE MEDICINES COMPANY

/s/ Glenn Sblendorio
Name: Glenn Sblendorio
Title: President and CFO

[Signature Page to Supply Agreement]

SCHEDULE 1

PRODUCTS; PRODUCT PRICING

PRODUCT	PURCHASE PRICE 2013	PURCHASE PRICE 2014*
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

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[**]	[**]	[**]

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[Schedule 1 to Supply Agreement]